NAUTILUS, INC. INDUCEMENT STOCK PLAN FOR VAY AG EMPLOYEES 1. PURPOSE The purpose of the Inducement Stock Plan for Vay AG Employees (the “Plan”) of Nautilus, Inc. (the “Corporation”) is to provide stock unit awards to persons employed by Vay AG in connection with its proposed acquisition by the Corporation (the “Acquisition”) as an inducement material to the individual’s entering into employment with the Company or its current or future subsidiaries upon consummation of the proposed Acquisition and to promote the success of the business of the Company and its subsidiaries. The Plan is intended to comply with Rule 303A.08 of the NYSE Listed Company Manual which provides an exception to the NYSE shareholder approval requirement for the issuance of securities with regard to inducement grants to prospective employees of the Company, including without limitation inducement grants to prospective employees in connection with a merger or other acquisitions. This Plan permits the grant of performance units and restricted stock units, each of which shall be subject to such conditions based upon continued employment, passage of time or satisfaction of performance criteria as shall be specified pursuant to the Plan. 2. DEFINITIONS (a) “Administrator” means the officer or officers of the Corporation appointed by the Committee to perform certain Plan ministerial functions pursuant to subsection 3(b). (b) “Award” means Performance Unit or Restricted Stock Unit granted to a Participant pursuant to the Plan. (c) “Award Agreement” means (as applicable) a Restricted Stock Unit Agreement and/or a Performance Unit Agreement. (d) “Board of Directors” means the Board of Directors of Nautilus. (e) “Change in Control” means either: (a) the sale, liquidation or other disposition of all or substantially all of the Company’s assets; (ii) a merger or consolidation of the Company with one or more corporations as a result of which, immediately following such merger or consolidation, the shareholders of the Company as a group hold less than a majority of the outstanding capital stock of the surviving corporation; or (iii) any person or entity, including any “person” as such term is used in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), becomes the “beneficial owner” as defined in the Exchange Act, of shares of the Common Stock representing fifty percent (50%) or more of the combined voting power of the voting securities of the Company. (f) “Cause” means (i) Participant’s indictment or conviction in a court of law for any felony that in the Company’s reasonable judgment makes Participant unfit for continued employment, prevents Participant from performing Participant’s duties or other obligations or adversely affects the reputation of the Company if Participant remained in Participant’s position; (ii) dishonesty by Participant related to Participant’s employment that has an adverse effect on the Company; (iii) violation of a key Company policy, the employment agreement, offer letter or the Business Protection Agreement between Participant and the Company (including, but not limited to, acts of harassment or discrimination, use of or being under the influence of unlawful drugs on the Company’s premises or while performing duties on behalf of the Company) that has an adverse effect on the Company; Exhibit 99.3

707472.0021/8576991.1 2 (iv) insubordination (i.e. conduct such as refusal to follow direct orders of the Participant’s manager), provided, however, conduct based on adherence to legal requirements (i.e. tax and securities laws) shall not constitute insubordination; (v) Participant’s failure to perform minimum duties after warning and failure to correct to the Company’s reasonable satisfaction; (vi) Participant’s competition with the Company, diversion of any corporate opportunity or other similarly serious conflict of interest or self-dealing incurring to Participant’s direct or indirect benefit and the Company’s detriment; (vii) intentional or grossly negligent conduct by Participant that is injurious to the Company or its affiliates after warning and failure to correct to the Company’s reasonable satisfaction; or (viii) any other important reason set forth in Art. 337 CO of the Swiss Civil Code, allowing the company employing the Participant to terminate the employment relationship with immediate effect. (g) “Code” means the Internal Revenue Code of 1986, as amended from time to time and any successor thereto, the Treasury Regulations promulgated thereunder and other relevant interpretive guidance issued by the Internal Revenue Service or Treasury Department. Any reference to a section of the Code shall be deemed to include such regulations and guidance and any successor provision of the Code. (h) “Committee” means the Compensation Committee of Nautilus. (i) “Common Stock” means the common stock, without par value, of Nautilus authorized for issuance by Nautilus. (j) “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time. Any reference to a section of the Exchange Act shall include any successor provision of the Exchange Act. (k) “Executive Officer” means any “officer” of Nautilus as such term is defined in Rule 16a- 1(f) under the Exchange Act. (l) “Fair Market Value” means, with respect to any given date, the value of a Share determined as follows: (1) If the Common Stock is publicly traded and is then listed on a national securities exchange, its closing price on the date of determination on the principal national securities exchange on which the Common Stock is listed or admitted to trading, as reported in The Wall Street Journal or such other source as the Committee deems reliable (or, if there are no reported sales on such date, on the last date prior to such date on which there was a reported sale); (2) If the Common Stock is publicly traded but is neither listed nor admitted to trading on a national securities exchange, the average of the closing bid and asked prices of a Share as reported in The Wall Street Journal, or as quoted by an established quotation service for over-the-counter securities, or as reported by such other source as the Committee deems reliable, and if there is no such reported price for the Common Stock for the date in question, then such price on the last preceding date for which such price exists shall be determinative of Fair Market Value; or (3) If none of the foregoing is applicable, by the Committee in good faith and in a manner that satisfies Code Sections 409A and 422(c)(1), as applicable.

707472.0021/8576991.1 3 (m) “Outside Director” means a member of the Board of Directors who is not otherwise an employee of the Corporation. (n) “Participants” means those individuals who hold unexercised Awards and any authorized transferee of such individuals. (o) “Performance Period” means the period described in subsection 9(d) during which a Performance Unit Award is earned. (p) “Performance-Based Award” means an Award that vests only upon the satisfaction of one or more of the Qualifying Performance Criteria specified in subsection 10(b). (q) “Performance Unit” means and Award granting the right to receive Shares or cash upon achievement of certain goals related to performance as stated in a Performance Unit Agreement. (r) “Performance Unit Agreement” means the document(s) evidencing a Performance Unit Award. (s) “Plan” means the Nautilus, Inc. Inducement Stock Plan for Vay AG Employees as stated in this document and any amendments to it. (t) “Restricted Stock Unit Award” means an Award of a right to receive, in cash or stock (as determined by the Committee), the market value of one Share, the grant, issuance, retention, vesting, termination and/or forfeiture of which is subject to the terms and conditions stated in a Restricted Stock Unit Agreement. (u) “Restricted Stock Unit Agreement” means the document(s) evidencing a Restricted Stock Unit Award. (v) “Qualifying Performance Criteria” has the meaning set forth in subsection 10(b). (w) “Restricted Stock Unit Agreement” means the document(s) evidencing an Award of Restricted Stock Units. (x) “Share” means a share of Common Stock or the number and kind of shares of stock or other securities which shall be substituted or adjusted for such shares as provided in Section 11. (y) “Subsidiary” means any corporation, partnership, joint venture, limited liability company or other entity in which at least 50% or more of the voting power or economic interests is owned, directly or indirectly, by Nautilus. 3. ADMINISTRATION (a) Administration by the Committee or Board. (1) Subject to paragraph (2) below, this Plan shall be administered by the Committee in accordance with its Charter. (2) The Board of Directors, in its sole discretion, may exercise any authority of the Committee under this Plan in lieu of the Committee’s exercise thereof and, in such

707472.0021/8576991.1 4 instances, references in the Plan to the Committee shall refer to the Board of Directors. (b) Delegation. (1) The Board of Directors or the Committee may delegate to one or more separate committees (a “Subcommittee”) composed of one or more members of the Board of Directors who are Outside Directors (and who may but need not be members of the Committee) the ability to grant Awards and take the other actions described in subsection 3(c) with respect to any Participant who is not an Executive Officer, and such actions shall be treated for all purposes as if taken by the Committee. (2) The Committee may delegate to an Executive Officer the authority to grant Awards within parameters established by the Committee to any Participant who is not an Executive Officer. (3) Any action by any such Subcommittee or Executive Officer within the scope of such delegation shall be deemed for all purposes to have been taken by the Committee, and references in this Plan to the Committee shall include any such Subcommittee or Executive Officer. (4) The Committee may delegate certain ministerial functions with respect to the administration of the Plan to an officer or officers of the Corporation (an “Administrator”) as follows: (A) Subject to paragraphs (B) and (D) below, the Administrator(s) shall have the authority to: (i) Execute and distribute documents, instruments and other agreements evidencing or relating to Awards granted under this Plan; (ii) To maintain records relating to the grant, vesting, exercise, forfeiture or expiration of Awards; (iii) To process or oversee the issuance of Shares upon the exercise, vesting and/or settlement of an Award; and (iv) To take such other actions as the Committee may specify. (B) In no case shall any Administrator be authorized to grant Awards under the Plan or to take any discretionary actions with respect to the Plan or any Award, including, by way of example and not of limitation, interpreting the provisions of the Plan or any Award. (C) Any action by any Administrator within the scope of its delegation shall be deemed for all purposes to have been taken by the Committee, and references in this Plan to the Committee shall include any such Administrator, provided that the actions and interpretations of any such Administrator shall be subject to final review and approval, disapproval or modification by the Committee.

707472.0021/8576991.1 5 (D) Notwithstanding anything to the contrary in this subsection 3(b), no power or authority may be delegated that is required by law, regulation or applicable stock exchange listing standards to be exercised by the Committee. (c) Powers of the Committee. Subject to the express provisions and limitations set forth in this Plan, the Committee shall be authorized and empowered to do all things necessary or desirable, in its sole discretion, in connection with the administration of the Plan, including, without limitation, the following: (1) To prescribe, amend and rescind rules, policies and practices relating to the administration of the Plan and to define terms not otherwise defined in the Plan; (2) To determine which persons are Participants, to which of such Participants, if any, Awards shall be granted under the Plan, and the timing of any such Awards; (3) To grant Awards to Participants and, subject to the terms of the Plan, determine the terms and conditions of each Award, including the number of Shares covered by each Award, the exercise or purchase price, and any terms or conditions relating to vesting, exercise, forfeiture or expiration, which terms may, but need not be, conditioned upon the passage of time, continued employment, the satisfaction of performance criteria, the occurrence of certain events or other factors, provided that in no event will any portion of an Award become vested prior to the first anniversary of the date of grant of such Award (except in the case of death or disability and except that up to 5% of the Shares authorized for grant pursuant to Section 6(a) may be granted with a minimum vesting schedule of less than one year) and provided that in no event will any portion of an Award become vested immediately prior to or upon a Change in Control, except that each Award may become fully vested if the Participant holding the Award is terminated by the Company for a reason other than Cause upon or within twelve (12) months following the Change in Control; (4) To establish or verify the extent of satisfaction of any performance goals or other conditions applicable to the grant, issuance, exercisability, vesting and/or ability to retain any Award; (5) To prescribe and amend the terms of the Award Agreements and related documents and instruments pursuant to which Awards may be settled or exercised or beneficiaries may be designated; (6) To determine whether, and the extent to which, adjustments are required pursuant to Section 11; (7) To determine whether and to what extent an Award may be settled in cash, Shares, or a combination thereof; (8) To interpret and construe the Plan, any rules, polices or procedures relating to the Plan and the terms and conditions of any Award Agreement and related documents and instruments pursuant to which Awards may be settled or exercised or beneficiaries may be designated, and to make exceptions to any such provisions in good faith and for the benefit of the Corporation; and

707472.0021/8576991.1 6 (9) To make all other determinations deemed necessary or advisable for the administration of this Plan. (d) Effect of Change in Status. The Committee shall have the discretion to determine the effect upon an Award of a change in a Participant’s employment status (including whether a Participant shall be deemed to have experienced a termination of employment or other change in status), including the vesting, expiration or forfeiture of an Award in the case of: (1) Any individual who is employed by an entity that ceases to be a Subsidiary; (2) Any leave of absence approved by the Corporation; (3) Any transfer between locations of employment between Nautilus and any Subsidiary or between any Subsidiaries; (4) Any change in the Participant’s status from an employee to a consultant, or vice versa; and (5) Any employee who at the request of the Corporation becomes employed by any partnership, joint venture, limited liability company, corporation or other entity that is not a Subsidiary. (e) Determinations of the Committee. All decisions, determinations and interpretations by the Committee regarding this Plan shall be final, conclusive and binding on all persons, including, the Participants and any other individual claiming benefits or rights under the Plan. Any dispute regarding the interpretation of the Plan or any Award shall be submitted by the Participant to the Committee for review. The resolution of such a dispute by the Committee shall be final, conclusive and binding on the Participant. The Committee shall consider such factors as it deems relevant to making such decisions, determinations and interpretations including, without limitation, the recommendations or advice of any attorneys, consultants and accountants as it may select. 4. PARTICIPANTS Awards may be granted only to persons who are employees of Vay AG or one of its subsidiaries immediately prior to the Acquisition and shall be granted as an inducement material to such individual’s entering into employment with the Corporation or its subsidiaries upon consummation of the Acquisition. Awards shall not become effective until consummation of the Acquisition and the Participant’s commencement of employment with the Corporation or its subsidiary. No Award shall be granted hereunder after consummation of the Acquisition, and no Award shall be granted hereunder to any person who is an Employee of, or who is rendering services to, the Corporation or any of its subsidiaries immediately prior to the Acquisition. 5. EFFECTIVE DATE AND EXPIRATION OF PLAN (a) Effective Date. This Plan was approved by the Board of Directors on August 29, 2021 and became effective on August 29, 2021. (b) Date of Grant. The date of grant of an Award shall be the date, upon consummation of the Acquisition, when the Participant commences employment with the Company or its subsidiary. Notice of the determination shall be provided to each Participant within a

707472.0021/8576991.1 7 reasonable time after the date of grant. In connection with the grant of any Award hereunder, the Company shall disclose in a press release in compliance with Rule 303A.08 of the NYSE Listed Company Manual the material terms of the Awards, the number of employees and the number of Shares involved. (c) Expiration Date. (1) The Plan shall remain available for the grant of Awards until the earlier of: (A) August 29, 2031; or (B) The date on which all Shares available for issuance under the Plan have been issued as fully vested Shares. (2) The expiration of the Committee’s authority to grant Awards under the Plan will not affect the operation of the terms of the Plan or the Corporation’s and Participants’ rights and obligations with respect to Awards granted on or prior to the expiration date of the Plan. 6. SHARES SUBJECT TO THE PLAN (a) Aggregate Limits. Subject to adjustment as provided in Section 11, the aggregate number of Shares that may be granted pursuant to Awards under the Plan is 1,150,000. The Shares that may be granted pursuant to Awards under the Plan may include Shares reacquired by Nautilus (including Shares purchased in the open market) or authorized but unissued Shares. To the extent any Award is forfeited, terminates, expires or lapses instead of being exercised, is not earned in full or is settled in cash, the Shares subject to such Awards not delivered as a result shall again be available to be granted as Awards under this Plan. Notwithstanding anything to the contrary contained herein, Shares tendered by the Participant or withheld by the Company to satisfy any tax withholding obligation with respect to an Award shall not be added to the Shares authorized for grant under this Section 6(a)(1) and shall not be available for future grants of Awards. 7. PLAN AWARDS (a) Award Types. The Committee is authorized to grant the following Awards under the Plan provided that their terms and conditions are not inconsistent with the provisions of the Plan: (1) Restricted Stock Units, pursuant to the terms and conditions of a Restricted Stock Unit Agreement. (2) Performance Units pursuant to the terms and conditions of a Performance Unit Agreement. (b) Grants of Awards; Designation as Performance- Based Awards. (1) Awards may be granted separately or in tandem or in the alternative.

707472.0021/8576991.1 8 (2) The Committee, in its discretion, may designate any Award as a Performance- Based Award and designate in the Award Agreement the Qualifying Performance Criteria upon which the grant or vesting of the Award is conditioned. 8. RESTRICTED STOCK UNITS (a) The Committee may grant Restricted Stock Units only to those eligible individuals described in Section 4 who are selected by the Committee. (b) Awards of Restricted Stock Units shall be evidenced by Restricted Stock Unit Agreements approved by the Committee and executed by the Corporation and the Participant. Awards of Restricted Stock Units granted pursuant to the Plan need not be identical, but each must contain or be subject to the following terms and conditions: (1) Mandatory Terms and Conditions. Each Restricted Stock Unit Agreement shall contain provisions regarding: (A) The number of Shares granted under the Award or a formula for determining such; (B) The purchase price of the Shares, if any, and the means of payment for the Shares; (C) If the Award is a Performance-Based Award, the Qualifying Performance Criteria, if any, and level of achievement versus these criteria that shall determine the number of Shares granted, issued, retainable and/or vested; (D) Such other terms and conditions relating to the grant, issuance, vesting and/or forfeiture of the Shares as determined by the Committee, to the extent not inconsistent with this Plan, provided that in no event will any portion of Restricted Stock Units become vested prior to the first anniversary of the date of grant of such Restricted Stock or Stock Units (except in the case of death or disability and except that up to 5% of the Shares authorized for grant pursuant to Section 6(a) may be granted with a minimum vesting schedule of less than one year) and provided that in no event will any portion of Restricted Stock Units become vested immediately prior to or upon a Change in Control, except that Restricted Stock Units may become fully vested if the Participant holding the Restricted Stock Units is terminated by the Company for a reason other than Cause upon or within twelve (12) months following the Change in Control; (E) Restrictions on the transferability of the Shares, if any; and (F) Such further terms and conditions as may be determined from time to time by the Committee, in each case not inconsistent with this Plan. (2) Sale or Award Price. Subject to the requirements of applicable law, the Restricted Stock Unit Agreement shall set forth the price, if any, as determined by the Committee at which Shares of Restricted Stock Units shall be sold or awarded to a Participant.

707472.0021/8576991.1 9 (3) Share Vesting. The grant, issuance, retention and/or vesting of Shares under Restricted Stock Unit Awards shall be at such time and in such installments as determined by the Committee or under criteria established by the Committee, provided that in no event will any portion of Restricted Stock Units become vested prior to the first anniversary of the date of grant of such Restricted Stock Units (except in the case of death or disability and except that up to 5% of the Shares authorized for grant pursuant to Section 6(a) may be granted with a minimum vesting schedule of less than one year) and provided that in no event will any portion of Restricted Stock Units become vested immediately prior to or upon a Change in Control, except that Restricted Stock Units will become fully vested if the Participant holding the Restricted Stock or Stock Units is terminated by the Company for a reason other than Cause upon or within twelve (12) months following the Change in Control. The Committee shall have the right to make the timing of the grant and/or the issuance, ability to retain and/or vesting of Shares under Restricted Stock Unit Awards subject to continued employment, passage of time and/or such performance criteria and level of achievement versus these criteria as deemed appropriate by the Committee, which criteria may be based on financial performance and/or personal performance evaluations. Notwithstanding anything to the contrary in the Plan, the performance criteria for any Restricted Stock Unit Award that is intended to satisfy the requirements for “performance- based compensation” within the meaning of Code Section 162(m) shall be measured based on one or more Qualifying Performance Criteria selected by the Committee and specified at the time the Restricted Stock Unit Award is granted. (4) Termination of Employment. The Restricted Stock Unit Agreement may provide for the forfeiture or cancellation of the Restricted Stock Unit Award, in whole or in part, in the event of the termination of employment or service of the Participant to whom it was granted. In all cases, the Restricted Stock Unit Agreement shall provide that vesting shall cease in the event of termination of employment or service of the Participant to whom it was granted. (5) Shareholder Rights. No Participant shall have any rights as a shareholder with respect to any Shares subject to an Award of Restricted Stock Units under the Plan until said Shares have been issued. (6) Settlement of Stock Units. Upon expiration of the vesting period, settlement of Stock Units shall be made in Shares, cash or a combination thereof, as determined by the Committee, at the time(s) and in the manner set forth in the applicable Restricted Stock Unit Agreement. Until a Restricted Stock Unit is so settled, the number of Shares represented by a Restricted Stock Unit shall be subject to adjustment pursuant to Section 11. 9. PERFORMANCE UNITS (a) General. The Committee may grant Performance Units only to those eligible individuals described in Section 4 who are selected by the Committee as Participants. (b) Awards. A Performance Unit may be awarded either alone or in addition to other Awards granted under the Plan. The Committee shall determine the number of Performance Units granted to each Participant. Each Performance Unit Award shall be evidenced by a

707472.0021/8576991.1 10 Performance Unit Agreement approved by the Committee and executed by the Committee and the Participant. (c) Settlement. The Performance Unit Agreement shall provide that Performance Units may be settled in Shares, cash or a combination thereof, as determined by the Committee, at the time(s) and in the manner set forth in the applicable Performance Unit Agreement. Until a Performance Unit is so settled, the number of Shares represented by a Performance Unit shall be subject to adjustment pursuant to Section 11. (d) Performance Period and Criteria. The time period during which a Performance Unit Award shall be earned shall be the “Performance Period,” and, except in the year in which the Plan is adopted, shall be at least the length of one (I) fiscal year (whether of Nautilus or of any Subsidiary, determined in the discretion of the Committee). Performance Units shall be subject to performance goals established by the Committee. Notwithstanding anything to the contrary in the Plan, the performance criteria for any Performance Unit that is intended to satisfy the requirements for “performance-based compensation” within the meaning of Code Section 162(m) shall be a measure based on one or more Qualifying Performance Criteria selected by the Committee and specified in the Performance Unit Agreement. (e) Earning Performance Unit Awards. After the applicable Performance Period has ended, the Committee shall determine the extent to which the established performance goals have been achieved. (f) Termination of Employment. The Performance Unit Agreement may provide for the forfeiture or cancellation of the Performance Unit Award, in whole or in part, in the event of the termination of employment or service of the Participant to whom it was granted. In all cases, the Performance Unit Agreement shall provide that vesting shall cease in the event of termination of employment or service of the Participant to whom it was granted. 10. OTHER PROVISIONS APPLICABLE TO AWARDS (a) Transferability. Unless the Award Agreement expressly states that the Award is transferable as provided under the Plan, no Award granted under this Plan, nor any interest in such Award, may be sold, assigned, conveyed, gifted, pledged, hypothecated or otherwise transferred in any manner prior to the vesting or lapse of any and all applicable restrictions, other than by will or the laws of descent and distribution. The Committee may grant an Award or amend an outstanding Award Agreement to provide that the Award is transferable or assignable: (1) In the case of a transfer without the payment of any consideration, to any “family member” as such term is defined in Section A.1(a)(5) of the General Instructions to Form S-8 under the Securities Act of 1933, as amended from time to time; and (2) In any transfer described in clause (ii) of Section A.1(a)(5) of the General Instructions to Form S-8 under the 1933 Act as amended from time to time, provided that, following the transfer or assignment, the Award will remain subject to substantially the same terms applicable to the Award while held by the Participant, as modified as the Committee shall determine appropriate, and as a condition to such transfer, the transferee shall execute an agreement agreeing to be bound by the terms.

707472.0021/8576991.1 11 Any purported assignment, transfer or encumbrance that does not qualify under this subsection shall be void and unenforceable against the Corporation. (b) Qualifying Performance Criteria. (1) For purposes of this Plan, the term “Qualifying Performance Criteria” shall mean any one or more of the following performance criteria, either individually, alternatively or in any combination, applied to either the Corporation as a whole or to a business unit or Subsidiary, either individually, alternatively or in any combination, and measured either annually or cumulatively over a period of years, on an absolute basis or relative to a pre-established target, to previous years’ results or to a designated comparison group, in each case as specified by the Committee in the Award Agreement: (A) Cash flow; (B) Earnings per share; (C) Earnings before interest, taxes and amortization; (D) Return on equity; (E) Total shareholder return; (F) Share price performance; (G) Return on capital; (H) Return on assets or net assets; (I) Revenue or revenue growth; (J) Income or net income; (K) Operating income or net operating income; (L) Operating profit or net operating profit; (M) Operating margin or profit margin; (N) Return on operating revenue; (O) Return on invested capital; (P) Market segment share; (Q) Product release schedules; (R) New product innovation; (S) Product cost reduction through advanced technology;

707472.0021/8576991.1 12 (T) Brand recognition/acceptance; (U) Product ship targets; or (V) Customer satisfaction. (2) The Committee may adjust the performance goals and any evaluation of performance under any Qualifying Performance Criteria to account for changes in law or accounting practices and to make such adjustments the Committee deems necessary or appropriate to reflect the impact of extraordinary or unusual items, events or circumstances to avoid windfalls or hardships during a performance period, including without limitation: (A) Asset write-downs; (B) Litigation or claim judgments or settlements; (C) The effect of changes in tax law, accounting principles or other such laws or provisions affecting reported results; (D) Accruals for reorganization and restructuring programs; (E) Any extraordinary non-recurring items as described in Accounting Standards Codification 225-20 and/or in management’s discussion and analysis of financial condition and results of operations appearing in the Corporation’s annual report to shareholders for the applicable year; and (F) Events either not directly related to Company operations or not under the reasonable control of Company management. (3) Notwithstanding satisfaction or completion of any Qualifying Performance Criteria, to the extent specified at the time of grant, the number of Shares, Stock Units or other benefits granted, issued, retainable and/or vested under an Award on account of satisfaction of such Qualifying Performance Criteria may be reduced by the Committee on the basis of such further considerations as the Committee in its sole discretion shall determine. However, such a reduction with respect to one Participant may not result in an increase in the amount payable to another Participant. (c) Dividends. No adjustment shall be made in Shares issuable under the Award Agreement on account of cash dividends that may be paid or other rights that may be issued to the holders of Common Stock prior to the issuance or vesting of Shares under any Award. The Committee shall specify in the Award Agreement whether dividends or dividend equivalent amounts shall be paid to any Participant with respect to the Shares subject to the Award Agreement that are subject to any restrictions or conditions on the record date for dividends, provided that in no event will unissued or unvested Shares under any Award receive dividends or dividend equivalent amounts. (d) Award Agreements. The Committee shall, subject to applicable law, determine the date an Award is deemed to be granted. The Committee may establish the terms of Award Agreements and related documents and may, but need not, require as a condition to any

707472.0021/8576991.1 13 such agreement’s or document’s effectiveness that such agreement or document be executed by the Participant, including by electronic signature or other electronic indication of acceptance, and that Participant agrees to such further terms and conditions as specified in such agreement or document. The grant of an Award under this Plan shall not confer any rights upon the Participant holding such Award other than such terms, and subject to such conditions, as are specified in this Plan as being applicable to such type of Award (or to all Awards) or as are expressly set forth in the Award Agreement. (e) All Awards Subject to Company Clawback or Recoupment Policy. All Awards, subject to applicable law, shall be subject to clawback or recoupment pursuant to any compensation clawback or recoupment policy adopted by the Board of Directors or required by law during the term of Participant’s employment or other service with the Company that is applicable to employees, Board of Director members or other service providers of the Company, and in addition to any other remedies available under such policy and applicable law, may require the cancellation of outstanding Awards and the recoupment of any gains realized with respect to Awards. (f) Additional Restrictions on Awards. Either at the time an Award is granted or by subsequent action, the Committee may, but need not, impose such restrictions, conditions or limitations as it determines appropriate as to the timing and manner of any resales by a Participant or other subsequent transfers by a Participant of any Shares issued under an Award, including without limitation: (1) Restrictions under an insider trading policy; (2) Restrictions designed to delay and/or coordinate the timing and manner of sales by the Participant or Participants; and (3) Restrictions as to the use of a specified brokerage firm for such resales or other transfers. (g) Suspension or Termination of Awards Upon Misconduct. (1) If at any time (including after a notice of exercise has been delivered) the Committee reasonably believes that a Participant has committed an act of misconduct as described below, the Committee may suspend the vesting and settlement, as applicable, of any Award granted to the Participant pending a final determination of whether such an act of misconduct has been committed. If the Committee determines a Participant has committed an act of misconduct, any Award granted to the Participant may, in the discretion of the Committee, be forfeited, in whole or in part. (2) Any determination by the Committee with respect to the foregoing shall be final, conclusive, and binding on all interested parties. (3) For purposes of this subsection, an “act of misconduct” means embezzlement, fraud, dishonesty in the performance of or willful neglect of job duties, nonpayment of any obligation owed to the Corporation, breach of fiduciary duty or deliberate disregard of Corporation rules, material breach of an agreement between the Participant and the Corporation, the unauthorized disclosure of any Corporation trade secret or confidential information, conduct constituting unfair

707472.0021/8576991.1 14 competition, or inducing any customer to breach a contract with the Corporation, or any other conduct resulting in material (as determined by the Committee in its discretion) loss, damage or injury to the Corporation. 11. ADJUSTMENT OF AND CHANGES IN THE COMMON STOCK (a) The existence of outstanding Awards shall not affect in any way the right or power of Nautilus or its shareholders to make or authorize any or all adjustments, recapitalizations, reorganizations, exchanges, or other changes in the capital structure or business of Nautilus, or any merger or consolidation of Nautilus or any issuance of Shares or other securities or subscription rights thereto, or any issuance of bonds, debentures, preferred or prior preference stock ahead of or affecting the Common Stock, the Shares or other securities of Nautilus or the rights thereof, or the dissolution or liquidation of Nautilus, or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise. Further, except as expressly provided in the Plan or by the Committee unless the Committee determines, in its sole discretion, that an adjustment is necessary or appropriate and is not inconsistent with applicable law, including Code Sections 409A and 424(h), no adjustment by reason thereof shall be made with respect to, the number of Shares subject to any and all Awards previously granted or the exercise or purchase price per Share under such Awards because of: (1) The issuance by Nautilus of shares of stock or any class of securities convertible into shares of any class of stock, for cash, property, labor or services, upon direct sale, upon the exercise of rights or warrants to subscribe therefor, or upon conversion of shares or obligations of Nautilus convertible into such shares or other securities; (2) The payment of a dividend in property other than Shares; or (3) The occurrence of any similar transaction whether or not for fair value. (b) If the number of outstanding Shares of Nautilus for which the Award is then exercisable or as to which the Award is to be settled shall at any time be changed or exchanged by declaration of a stock dividend, stock split, reverse stock split, combination of shares, extraordinary dividend of cash and/or assets, recapitalization, reorganization or any similar event affecting the capital structure of Nautilus or the number of Shares outstanding, the Committee shall, subject to and consistent with the requirements of applicable law, including Code Sections 409A and 424(h), appropriately and equitably adjust the number and kind of Shares which are subject to this Plan or subject to any Awards granted under the Plan, including Awards previously granted, and the exercise or settlement prices of such Awards, so as to maintain the proportionate number of Shares without changing the aggregate exercise or settlement price. (c) Any Award Agreement and related documents may include such terms relating to the effect of any merger, reorganization or changes in control affecting Nautilus as the Committee determines in its discretion to be appropriate, to the extent not inconsistent with Code Sections 409A and 424(h). Subject to any such terms, in the event Nautilus is a party to a merger or other reorganization, outstanding Awards shall be subject to the agreement of merger or reorganization. Such agreement may provide, without limitation, for the assumption of outstanding Awards by the surviving corporation or its parent, for their

707472.0021/8576991.1 15 continuation by Nautilus (if Nautilus is a surviving corporation), for accelerated vesting and accelerated expiration, or for settlement in cash. 12. LISTING OR QUALIFICATION OF COMMON STOCK In the event that the Board of Directors determines in its discretion that the listing or qualification of the Shares available for issuance under the Plan on any securities exchange or quotation or trading system or other consent or approval under any applicable law or governmental regulation is necessary as a condition to the issuance of such Restricted Stock Unit Award or Performance Unit Award shall not vest unless such listing, qualification, consent or approval has been unconditionally obtained. 13. TERMINATION OR AMENDMENT OF THE PLAN (a) The Board of Directors may amend, alter or discontinue the Plan, and the Board or the Committee may, to the extent permitted by the Plan, amend any Award Agreement or other document relating to an Award made under this Plan. (b) No amendment or alteration shall be made which would impair the rights of any Participant, without such Participant’s consent, under any Award theretofore granted, provided that no such consent shall be required with respect to any amendment or alteration if the Committee determines in its sole discretion that such amendment or alteration either: (1) Is required or advisable in order for the Corporation, the Plan or the Award to satisfy or conform to any law or regulation or to meet the requirements of any accounting standard; or (2) Is not reasonably likely to significantly diminish the benefits provided under such Award or that any such diminishment has been adequately compensated. 14. WITHHOLDING To the extent required by applicable federal, state, local or foreign law, the Committee may and/or a Participant shall make arrangements satisfactory to the Corporation for the satisfaction of any and all taxes, including any withholding tax or payroll tax obligations, that arise with respect to any Award, the issuance of Shares or payment of cash upon exercise or settlement of an Award or any sale of Shares. The Corporation shall not be required to issue Shares or to recognize the disposition of such Shares until such tax obligations are satisfied. To the extent permitted or required by the Committee, these obligations may or shall be satisfied by having the Corporation withhold a portion of the Shares of stock that otherwise would be issued to a Participant under such Award or by tendering Shares previously acquired by the Participant. 15. GENERAL PROVISIONS (a) Employment At Will. Neither the Plan nor the grant of any Award nor any action by Nautilus, any Subsidiary, the Committee or any Administrator shall be held or construed to confer upon any person any right to be continued in the employ of Nautilus or a Subsidiary. Nautilus and each Subsidiary expressly reserves the right to discharge, without liability but subject to his or her rights under this Plan, any Participant whenever, in the sole discretion of Nautilus or a Subsidiary, as the case may be, its interest may so require. By accepting Awards under this Plan, the Participant acknowledges and agrees that such

707472.0021/8576991.1 16 grant of an Award is a voluntary gratification in the sense of art. 322d Swiss Code of Obligations ("CO") and under no circumstances shall constitute a salary component. (b) Governing Law. This Plan and any Award Agreements and other documents relating to Awards under the Plan shall be interpreted and construed in accordance with the laws of the State of Washington and applicable federal law. The Committee may provide that any dispute as to any Award shall be presented and determined in such forum as the Committee may specify, including through binding arbitration. Any reference in this Plan, or in an Award Agreement or related document, to a provision of law or to a rule or regulation shall be deemed to include any successor law, rule or regulation of similar effect or applicability. (c) Unfunded Plan. Insofar as it provides for Awards, the Plan shall be unfunded. Although bookkeeping accounts may be established with respect to Participants who are granted Awards under this Plan, any such accounts will be used merely as a bookkeeping convenience. The Corporation shall not be required to segregate any assets which may at any time be represented by Awards, nor shall this Plan be construed as providing for such segregation, nor shall the Corporation or the Committee be deemed to be a trustee of stock or cash to be awarded under the Plan. 16. NON-EXCLUSIVITY OF PLAN Neither the adoption of this Plan by the Board of Directors nor the submission of this Plan to the shareholders of the Corporation for approval shall be construed as creating any limitations on the power of the Board of Directors or the Committee to adopt such other incentive arrangements as either may deem desirable, including without limitation, the granting of stock options, stock appreciation rights, restricted stock, stock units or performance units other than under this Plan, and such arrangements may be either generally applicable or applicable only in specific cases. 17. COMPLIANCE WITH OTHER LAWS AND REGULATIONS This Plan, the grant and exercise of Awards under the Plan, and the obligation of the Corporation to sell, issue or deliver Shares under such Awards, shall be subject to all applicable federal, state and local laws, rules and regulations and to such approvals by any governmental or regulatory agency as may be required. The Corporation shall not be required to register in a Participant’s name or deliver any Shares prior to the completion of any registration or qualification of such Shares under any federal, state or local law or any ruling or regulation of any government body which the Committee shall determine to be necessary or advisable. To the extent the Corporation is unable (or the Committee deems it infeasible) to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Corporation’s counsel to be necessary to the lawful issuance and sale of any Shares under the Plan, the Corporation shall be relieved of any liability with respect to the failure to issue or sell such Shares as to which such requisite authority shall not have been obtained. 18. LIABILITY OF CORPORATION The Corporation shall not be liable to a Participant or other persons as to: (a) The non-issuance or sale of Shares as to which the Corporation has been unable to obtain from any regulatory body having jurisdiction the authority deemed by the Corporation’s counsel to be necessary to the lawful issuance and sale of any Shares under the Plan; and

707472.0021/8576991.1 17 (b) Any tax consequence expected, but not realized, by any Participant or other person due to the receipt, exercise or settlement of any Award granted under the Plan. 19. DESIGNATION OF BENEFICIARY The Committee shall establish such procedures and prescribe such forms as it deems appropriate for a Participant to designate a beneficiary to receive any amounts payable under an Award in the event of the Participant’s death.